EXHIBIT 10.1
August 3, 2005
Mr. Timothy H. Callahan
10 South Riverside Plaza, Suite 1100
Chicago, IL 60606
Dear Tim:
     Based on our recent discussions, we have agreed to amend the letter agreement dated August 14, 2002 between you and Trizec Properties, Inc. (the “Company”), pursuant to which you became employed as the President and Chief Executive Officer of the Company (the “Agreement”). This letter shall memorialize our agreement to amend the Agreement as follows:
1.	The “Term” provisions of the Agreement are hereby amended to provide that the term commencing on August 15, 2005 and expiring on August 14, 2006 shall be extended automatically without further action by the Company or you for an additional one year period, unless written notification of non-renewal is given by either party to the other by October 14, 2005. This amendment shall affect only the non-renewal notification period for the one-year renewal term commencing August 14, 2006, and shall not affect the respective non-renewal notification periods for future renewal terms.

2.	It is the intention of you and the Company to negotiate new terms of employment and a new employment agreement during the period between the date of this letter and October 14, 2005. The Company agrees to pay the reasonable attorneys’ fees and expenses incurred by you to the extent your attorney is involved in negotiating the terms of employment and reviewing, revising and negotiating said new employment agreement.

3.	Except as amended by this letter agreement, the terms and provisions of the Agreement shall remain in full force and effect.
     If this letter accurately reflects our understanding, please so indicate by signing and dating the enclosed duplicate copy of this letter, and returning it to the Company’s Corporate Secretary.

Sincerely,
/s/ James J. O’Connor
James J. O’Connor
Chairman, Compensation Committee Trizec Properties, Inc.

AGREED TO AND ACCEPTED AS OF August 3, 2005:

/s/ Timothy H. Callahan
Timothy H. Callahan